Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On February 10, 2016, Mylan N.V. (“Mylan,” or the “Company”) issued an offer announcement under the Nasdaq Stockholm’s Takeover Rules and the Swedish Takeover Act (collectively, the “Swedish Takeover Rules”) setting forth a public offer to the shareholders of Meda AB (publ.) (“Meda”) to acquire all of the outstanding shares of Meda (the “Offer”). On August 2, 2016, the Company announced that the Offer was accepted by Meda shareholders holding an aggregate of approximately 343 million shares, representing approximately 94% of the total number of outstanding Meda shares, and declared the Offer unconditional. On August 5, 2016, settlement occurred with respect to the Meda shares duly tendered by July 29, 2016.

The following unaudited pro forma financial information gives effect to the acquisition of the non-U.S. developed markets specialty and branded generics business of Abbott Laboratories (the “EPD Business”) and the acquisition of Meda.

For purposes of preparing the unaudited pro forma condensed combined balance sheet as of June 30, 2016, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated balance sheet as of June 30, 2016;

•	The unaudited Meda consolidated balance sheet as of June 30, 2016, converted to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and U.S. Dollars and conformed to Mylan’s presentation; and

•	Pro forma adjustments to reflect the acquisition of Meda as if it had occurred on June 30, 2016.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated statement of operations for the six months ended June 30, 2016;

•	The unaudited Meda consolidated income statement for the six months ended June 30, 2016, converted to U.S. GAAP and U.S. Dollars and conformed to Mylan’s presentation;

•	Pro forma adjustments to reflect the acquisition of Meda as if it had occurred on January 1, 2015; and

•	Financing related adjustments to reflect the acquisition of Meda as if it had occurred on January 1, 2015.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, Mylan has utilized the following information:

•	The audited Mylan consolidated statement of operations for the year ended December 31, 2015;

•	The audited Meda consolidated income statement for the year ended December 31, 2015, converted to U.S. GAAP and U.S. Dollars and conformed to Mylan’s presentation;

•	The unaudited EPD Business combined results of operations for the period from January 1, 2015 to February 27, 2015, the acquisition date of the EPD Business;

•	Pro forma adjustments to reflect the acquisition of the EPD Business as if it had occurred on January 1, 2015;

•	Pro forma adjustments to reflect the acquisition of Meda as if it had occurred on January 1, 2015; and

•	Financing related adjustments to reflect the acquisition of Meda as if it had occurred on January 1, 2015.

The consolidated financial statements of Mylan and the EPD Business are prepared in accordance with U.S. GAAP with all amounts stated in U.S. Dollars. The consolidated financial statements of Meda are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”) with all amounts presented in Swedish kronor. The unaudited pro forma financial information has been prepared in accordance with U.S. GAAP. The unaudited pro forma financial information gives effect to the acquisition of the EPD Business and the acquisition of Meda, both of which are accounted for under the acquisition method of accounting in accordance with the Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under ASC 805, although other factors are also relevant, the acquirer is usually the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. As a result, Mylan is treated as the acquirer in both transactions.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the aforementioned transactions, factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of Mylan after the acquisitions of the EPD Business and Meda (the “Combined Company”). The unaudited pro forma financial information should be read in conjunction with the accompanying notes to the unaudited pro forma financial information. In addition, the unaudited pro forma financial information was based on and should be read in conjunction with the unaudited condensed consolidated financial statements of Mylan for the six months ended June 30, 2016 included in Mylan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and the consolidated financial statements of Mylan for the year ended December 31, 2015 included in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2015; and the consolidated financial statements of Meda for the six months ended June 30, 2016 and the year ended December 31, 2015 included in this Current Report on Form 8-K/A as Exhibit 99.1 and Exhibit 99.2, respectively.

The acquisition method of accounting, including purchase price adjustments, is dependent upon certain valuations and other studies that are preliminary at this time. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the unaudited pro forma financial information.

The unaudited pro forma financial information is for illustrative purposes only. It does not purport to indicate the results that would have actually been attained had the acquisition of Meda or the acquisition of the EPD Business been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the purchase price for Meda using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to the Meda business, the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation. Furthermore, Mylan could have reorganization and restructuring expenses as well as potential operating synergies as a result of the combination of Mylan, Meda and the EPD Business. The unaudited pro forma financial information does not reflect these potential expenses and synergies.

Mylan N.V.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2016

(in millions)

	Historical	Historical					Pro Forma		Combined
	Mylan	Meda					Meda		Mylan/Meda
	USD U.S. GAAP	SEK	SEK		SEK	USD	USD		USD
		IFRS	U.S. GAAP Adjustments	Note	U.S. GAAP	U.S. GAAP	Pro Forma Adjustments	Note	Pro Forma Combined
	I	II	III		IV=II+III	V	VI		VII=I+V+VI
ASSETS
Assets
Current assets:
Cash and cash equivalents	$6,361.9	842.0	—		842.0	$99.5	$(5,278.6)	3	$1,074.0
							(108.8)	4c
Accounts receivable, net	2,917.4	5,291.0	—		5,291.0	625.4	—		3,542.8
Inventories	2,191.3	3,011.0	—		3,011.0	355.9	104.1	4d	2,651.3
Prepaid expenses and other current assets	716.1	701.0	331.9	8b	1,032.9	122.1	—		838.2

Total current assets	12,186.7	9,845.0	331.9		10,176.9	1,202.9	(5,283.3)		8,106.3
Property, plant and equipment, net	2,057.6	1,573.0	—		1,573.0	185.9	—	4e	2,243.5
Intangible assets, net	7,716.5	20,750.0	—		20,750.0	2,452.8	8,600.0	4f	16,316.5
							(2,452.8)	4f
Goodwill	5,830.2	25,988.0	—		25,988.0	3,072.0	2,613.2	4g	8,443.4
							(3,072.0)	4g
Deferred income tax benefit	326.3	1,931.0	(364.9)	8b	1,566.1	185.1	—		511.4
Other assets	719.0	132.0	—		132.0	15.6	—		734.6

Total assets	$28,836.3	60,219.0	(33.0)		60,186.0	$7,114.3	$405.1		$36,355.7

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$1,017.6	1,510.0	—		1,510.0	$178.5	$—		$1,196.1
Short-term borrowings	55.9	775.0	—		775.0	91.6	—		147.5
Income taxes payable	121.4	—	—		—	—	—		121.4
Current portion of long-term debt and other long-term obligations	654.7	586.0	—		586.0	69.3	—		724.0
Other current liabilities	1,925.0	6,533.0	—		6,533.0	772.2	431.0	3	3,131.7
							3.5	4h

Total current liabilities	3,774.6	9,404.0	—		9,404.0	1,111.6	434.5		5,320.7
Long-term debt	12,772.8	22,955.0	—		22,955.0	2,713.5	0.7	4i	15,487.0
Deferred income tax liability	682.5	4,212.0	—		4,212.0	497.9	1,250.1	4j	2,430.5
Other long-term obligations	1,275.1	2,891.0	—		2,891.0	341.7	—		1,616.8

Total liabilities	18,505.0	39,462.0	—		39,462.0	4,664.7	1,685.3		24,855.0

Equity
Ordinary shares	5.7	365.0	—		365.0	43.1	0.3	4a	6.0
							(43.1)	4b
Additional paid-in capital	7,178.6	13,788.0	—		13,788.0	1,629.8	1,281.4	4a	8,460.0
							(1,629.8)	4b
Retained earnings	4,644.4	6,070.0	(33.0)	8b	6,037.0	713.6	(108.8)	4c	4,532.1
							(3.5)	4h
							(713.6)	4b
Accumulated other comprehensive (loss) income	(1,431.3)	537.0	—		537.0	63.5	(63.5)	4b	(1,431.3)

	10,397.4	20,760.0	(33.0)		20,727.0	2,450.0	(1,280.6)		11,566.8
Noncontrolling interest	1.4	(3.0)	—		(3.0)	(0.4)	0.4	4b	1.4
Less: Treasury Stock	67.5	—	—		—	—	—		67.5

Total equity	10,331.3	20,757.0	(33.0)		20,724.0	2,449.6	(1,280.2)		11,500.7

Total liabilities and equity	$28,836.3	60,219.0	(33.0)		60,186.0	$7,114.3	$405.1		$36,355.7

Mylan N.V.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Six Months Ended June 30, 2016

(in millions, except per share amounts)

	Historical	Historical					Pro Forma				Combined
	Mylan	Meda					Meda				Mylan/Meda
	USD	SEK	SEK		SEK	USD	USD		USD		USD
	U.S. GAAP	IFRS	U.S. GAAP Adjustments	Note	U.S. GAAP	U.S. GAAP	Pro Forma Adjustments	Note	Financing Adjustments	Note	Pro Forma Combined
	I	II	III		IV=II+III	V	VI		VII		VIII=I+V+VI+VII
Revenues:
Net sales	$4,716.0	9,149.0	—		9,149.0	$1,098.0	$(30.5)	6a	$—		$5,783.5
Other revenues	36.0	181.0	—		181.0	21.7	—		—		57.7

Total revenues	4,752.0	9,330.0	—		9,330.0	1,119.7	(30.5)		—		5,841.2
Cost of sales	2,673.3	5,086.0	—		5,086.0	610.4	39.5	6b	—		3,292.7
							(30.5)	6a

Gross profit	2,078.7	4,244.0	—		4,244.0	509.3	(39.5)		—		2,548.5
Operating expenses:
Research and development	433.1	82.0	—		82.0	9.8	—		—		442.9
Selling, general, and administrative	1,130.7	3,238.0	(3.4)	8a	3,234.6	388.2	(36.1)	6d	—		1,482.8
Litigation settlements, net	(1.6)	0.7	—		0.7	0.1	—		—		(1.5)

Total operating expenses	1,562.2	3,320.7	(3.4)		3,317.3	398.1	(36.1)		—		1,924.2

Earnings from operations	516.5	923.3	3.4		926.7	111.2	(3.4)		—		624.3
Interest expense	160.6	425.0	—		425.0	51.0	—	6e	125.8	7a	325.3
							(12.1)	6d
Other expense, net	133.8	18.0	—		18.0	2.2	(116.1)	6d	—		19.9

Earnings before income taxes	222.1	480.3	3.4	8a	483.7	58.0	124.8		(125.8)		279.1
Income tax provision (benefit)	39.8	(109.0)	33.7	8a, 8b	(75.3)	(9.0)	25.0	6g	(25.2)	7b	30.6

Net earnings attributable to Mylan N.V. ordinary shareholders	$182.3	589.3	(30.3)		559.0	$67.0	$99.8		$(100.6)		$248.5

Earnings per ordinary share attributable to Mylan ordinary shareholders:
Basic	$0.37										$0.47

Diluted	$0.36										$0.46

Weighted average ordinary shares outstanding:
Basic	497.1						26.4	6h			523.5

Diluted	509.6						26.4	6h			536.0

Mylan N.V.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2015

(in millions, except per share amounts)

	Historical		Pro Forma			Historical					Pro Forma				Combined
	Mylan	EPD Business Jan. 1, 2015- Feb. 27, 2015	EPD Business Pro Forma Adjustments		Mylan Pro Forma for EPD Business	Meda					Meda				Mylan/Meda
	USD	USD	USD		USD	SEK	SEK		SEK	USD	USD		USD		USD
	U.S. GAAP	U.S. GAAP	U.S. GAAP	Note	U.S. GAAP	IFRS	U.S. GAAP Adjustments	Note	U.S. GAAP	U.S. GAAP	Pro Forma Adjustments	Note	Financing Adjustments	Note	Pro Forma Combined
	I	II	III		IV=I+II+III	V	VI		VII=V+VI	VIII	IX		X		XI=IV+VIII+IX+X
Revenues:
Net sales	$9,362.6	$247.0	$—		$9,609.6	18,888.0	—		18,888.0	$2,239.8	$(42.8)	6a	$—		$11,806.6
Other revenues	66.7	—	—		66.7	478.0	—		478.0	56.7	—		—		123.4

Total revenues	9,429.3	247.0	—		9,676.3	19,366.0	—		19,366.0	2,296.5	(42.8)		—		11,930.0
Cost of sales	5,213.2	90.3	62.3	5a	5,365.9	10,331.8	—		10,331.8	1,225.2	69.9	6b	—		6,722.3
			0.1	5c							104.1	6c
											(42.8)	6a

Gross profit	4,216.1	156.7	(62.4)		4,310.4	9,034.2	—		9,034.2	1,071.3	(174.0)		—		5,207.7
Operating expenses:
Research and development	671.9	15.6	—		687.5	207.0	—		207.0	24.5	—		—		712.0
Selling, general, and administrative	2,180.7	93.4	(86.1)	5b	2,188.1	6,019.5	5.1	8a	6,024.6	714.4	—		—		2,902.5
			0.1	5c
Litigation settlements, net	(97.4)	—	—		(97.4)	210.0	—		210.0	24.9	—		—		(72.5)

Total operating expenses	2,755.2	109.0	(86.0)		2,778.2	6,436.5	5.1		6,441.6	763.8	—		—		3,542.0

Earnings from operations	1,460.9	47.7	23.6		1,532.2	2,597.7	(5.1)		2,592.6	307.5	(174.0)		—		1,665.7
Interest expense	339.4	—	—		339.4	1,067.0	—		1,067.0	126.5	—	6e	252.0	7a	721.1
											3.2	6f
Other expense, net	206.1	—	—		206.1	269.0	—		269.0	31.9	—		—		238.0

Earnings before income taxes and noncontrolling interest	915.4	47.7	23.6		986.7	1,261.7	(5.1)	8a	1,256.6	149.1	(177.2)		(252.0)		706.6
Income tax provision (benefit)	67.7	8.7	3.7	5d	80.1	112.0	32.1	8a, 8b	144.1	17.1	(9.7)	6g	(50.4)	7b	37.1

Net earnings	847.7	39.0	19.9		906.6	1,149.7	(37.2)		1,112.5	132.0	(167.5)		(201.6)		669.5
Net earnings attributable to the noncontrolling interest	(0.1)	—	—		(0.1)	—	—		—	—	—		—		(0.1)

Net earnings attributable to Mylan N.V. ordinary shareholders	$847.6	$39.0	$19.9		$906.5	1,149.7	(37.2)		1,112.5	$132.0	$(167.5)		$(201.6)		$669.4

Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$1.80														$1.29

Diluted	$1.70														$1.23

Weighted average ordinary shares outstanding:
Basic	472.2		18.3	5e	490.5						26.4	6h			516.9

Diluted	497.4		18.3	5e	515.7						26.4	6h			542.1

Notes to Unaudited Pro Forma Financial Information

1. General

On February 10, 2016, Mylan issued an offer announcement under the Swedish Takeover Rules setting forth a public offer to the shareholders of Meda to acquire all of the outstanding shares of Meda, with an enterprise value, including the net debt of Meda, of approximately Swedish kronor (“SEK” or “kr”) 83.6 billion or $9.9 billion at the announcement date (based on a SEK/USD exchange rate of 8.4158 at the time of announcement (the “Announcement Exchange Rate”)). On August 2, 2016, the Company announced that the Offer was accepted by Meda shareholders holding an aggregate of approximately 343 million shares, representing approximately 94% of the total number of outstanding Meda shares, and declared the Offer unconditional. On August 5, 2016, settlement occurred with respect to the Meda shares duly tendered by July 29, 2016 and total consideration of approximately $6.6 billion was transferred, of which approximately $5.3 billion was paid in cash.

On February 27, 2015, Mylan completed the acquisition of the EPD Business from Abbott Laboratories in an all-stock transaction for total consideration of $6.3 billion. Also on February 27, 2015, Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan and each share of Mylan Inc. common stock issued and outstanding immediately prior to the effective date of the merger was canceled and automatically converted into, and became the right to receive, one Mylan ordinary share (a “Mylan Share”) (together with Mylan’s acquisition of the EPD Business, the “EPD Transaction”). On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the SEC issued a no-action letter to Mylan Inc. and Mylan that included its views that the EPD Transaction constituted a “succession” for purposes of Rule 12g-3(a) under the Exchange Act.

The unaudited pro forma financial information gives effect to the acquisition of the EPD Business and the acquisition of Meda, both of which are accounted for under the acquisition method of accounting in accordance with ASC 805. Under ASC 805, although other factors are also relevant, the acquirer is usually the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. As a result, Mylan is treated as the acquirer in both transactions.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are: directly attributable to the acquisition of the EPD Business and the acquisition of Meda; factually supportable; and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of the Combined Company. As such, the impact from transaction-related expenses is not included in the unaudited pro forma condensed combined statements of operations. However, the impact of the remaining transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings. The unaudited pro forma financial information does not reflect any expected synergies, including potential cost savings, or the associated costs to achieve such synergies that could result from either transaction.

Assumptions and estimates underlying the pro forma adjustments are described in the following notes. The unaudited pro forma financial information has been prepared based on preliminary estimates for Meda, which are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and the allocation thereof. Differences from the preliminary estimates could be material.

The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of the actual results of operations or financial condition that would have been achieved had either transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial condition of the Combined Company.

2. Basis of Presentation

The unaudited pro forma financial information should be read in conjunction with the unaudited condensed consolidated financial statements of Mylan for the six months ended June 30, 2016 included in Mylan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and the consolidated financial statements of Mylan for the year ended December 31, 2015 included in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2015; and the consolidated financial statements of Meda for the six months ended June 30, 2016 and the year ended December 31, 2015 included in this Current Report on Form 8-K/A as Exhibit 99.1 and Exhibit 99.2, respectively.

The following discussion details the process used and assumptions, including those related to recent acquisitions, that Mylan has made in preparing the unaudited pro forma financial information.

The consolidated financial statements of Mylan and the EPD Business are prepared in accordance with U.S. GAAP with all amounts presented in U.S. Dollars (“USD”). The consolidated financial statements of Meda are prepared in accordance with IFRS as issued by the IASB with all amounts presented in SEK.

The unaudited pro forma financial information has been presented in USD, which is Mylan’s functional and reporting currency. Meda’s historical financial information is translated based on the exchanges rates as quoted by Bloomberg using the following rates:

•	The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 was translated using the average exchange rate for the period of 8.3327 SEK per USD;

•	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 was translated using the average exchange rate for 2015 of 8.4329 SEK per USD;

•	The unaudited pro forma condensed combined balance sheet was translated at the closing rate of 8.4597 SEK per USD on June 30, 2016.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting in accordance with ASC 805. For accounting purposes, Mylan has been treated as the acquirer in the acquisition of the EPD Business and the acquisition of Meda. Acquisition accounting for Meda is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the Meda pro forma adjustments included herein are preliminary, have been presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting may occur and could have a material impact on the unaudited pro forma financial information of the Combined Company’s future consolidated results of operations and financial condition.

The acquisition of Meda has been accounted for using Mylan’s historical information and accounting policies and combining the assets and liabilities of Meda at their respective estimated fair values. The assets and liabilities of Meda have been measured based on various estimates using assumptions that Mylan’s management believes are reasonable and utilizing information currently available. To the extent there are significant changes to the Meda business, the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that have not been completed. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation.

Acquisition-related transaction costs, such as fees for investment bankers, advisory and valuation services, foreign currency derivatives, legal fees and fees associated with the bridge credit facility made available to Mylan under the Bridge Credit Agreement (as defined below in Note 7) (the “Bridge Credit Facility”) and other professional fees, are not included as a component of consideration transferred but are expensed as incurred. These costs are not presented in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact on the consolidated results of operations of the Combined Company.

In connection with the acquisition of Meda, total acquisition-related transaction costs incurred and expected to be incurred by Mylan are estimated to be approximately $219.8 million, which includes approximately $128 million for the estimated loss on foreign currency derivatives and approximately $45 million in fees related to the Bridge Credit Agreement. Total acquisition-related costs incurred and expected to be incurred by Meda are estimated to be approximately $53.3 million. During the six months ended June 30, 2016, transaction costs incurred by Mylan and Meda totaled approximately $146.8 million and $17.5 million, respectively. These costs are included in each respective historical results of operations and income statement and are eliminated in the unaudited pro forma condensed combined statement of operations adjustments.

In connection with the acquisition of the EPD Business, during the year ended December 31, 2015, transaction costs incurred by Mylan totaled $86.1 million. These costs are included in the consolidated results of operations and eliminated through adjustments to the unaudited pro forma condensed combined statement of operations. There will be no continuing impact of these transaction costs on the consolidated results of operations of the Combined Company, and, as such, these fees are not included in the unaudited pro forma condensed combined statements of operations.

Reclassifications and Euromed Adjustment

Certain reclassifications, as detailed below, were made to the consolidated financial statements of Meda to conform to Mylan’s financial statement presentation. Reclassification adjustments have been included in the reported balances noted in Meda’s historical financial statements, as follows:

•	Consolidated balance sheet as of June 30, 2016, located in column II;

•	Consolidated income statement for the six months ended June 30, 2016, located in column II; and

•	Consolidated income statement for the year ended December 31, 2015, located in column V.

(in millions, SEK)
Presentation in Meda’s IFRS Financial Statements	June 30, 2016 Amount	Presentation in Unaudited Pro Forma Condensed Combined Balance Sheet
Current Assets
Derivatives	216	Prepaid expenses and other current assets
Prepayments and accrued income	274	Prepaid expenses and other current assets
Tax assets	211	Prepaid expenses and other current assets

	701	Total prepaid expenses and other current assets

Other receivables	314	Accounts receivable, net
Non-current Assets
Intangible Assets	83	Property, plant and equipment, net

Intangible Assets	25,988	Goodwill

Available-for-sale financial assets	20	Other assets
Other non-current receivables	112	Other assets

	132	Total other assets

Current Liabilities
Accruals and deferred income	1,751	Other current liabilities
Derivatives	359	Other current liabilities
Other provisions	936	Other current liabilities

	3,046	Total other current liabilities

Borrowings	775	Short-term borrowings

Borrowings	586	Current portion of long-term debt and other long-term obligations
Non-current Liabilities
Borrowings	22,955	Long-term debt

Pension obligations	2,544	Other long-term obligations
Other provisions	334	Other long-term obligations

	2,878	Total other long-term obligations

(in millions, SEK)
Presentation in Meda’s IFRS Financial Statements	Six Months Ended June 30, 2016 Amount	Year Ended December 31, 2015 Amount	Presentation in Unaudited Pro Forma Condensed Combined Statements of Operations
Net sales	181	478	Other revenues

Medicine and business development expenses	1,462	3,040	Cost of sales

Medicine and business development expenses	82	207	Research and development

Medicine and business development expenses	511	629	Selling, general, and administrative
Finance costs	30	57	Selling, general, and administrative

	541	686	Total selling, general, and administrative

Medicine and business development expenses	0.7	210	Litigation settlements, net

Finance costs	425	1,067	Interest expense

Other income	—	(22)	Other expense (income), net
Finance income	(13)	(37)	Other expense (income), net
Finance costs	2	328	Other expense (income), net

	(11)	269	Total other expense (income), net

Mylan is currently conducting a review of Meda’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Meda’s results of operations or reclassification of assets or liabilities to conform to Mylan’s accounting policies and classifications. Mylan may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the Combined Company. At this time, Mylan is not aware of any significant accounting policy changes. Refer to Note 8 for details regarding the IFRS to U.S. GAAP adjustments.

Disposition of Euromed

On December 29, 2015, Meda divested the Euromed manufacturing unit in Spain for approximately EUR 82 million. The following table represents the elimination of sales, cost of sales and operating expenses related to the divestment of Euromed.

(in millions, SEK)	As Reported December 31, 2015(1)	Disposition of Euromed Adjustment	Adjusted Amounts December 31, 2015(2)
Net sales	19,170.0	282.0	18,888.0
Cost of sales	10,565.0	233.2	10,331.8
Selling, general, and administrative	6,026.0	6.5	6,019.5

(1)	Includes reclassification adjustments to conform Meda’s historical consolidated income statement (located in column V) for the year ended December 31, 2015 to Mylan’s presentation.
(2)	Euromed adjustments have been included in the reported balances noted in Meda’s historical consolidated income statement (located in column V) for the year ended December 31, 2015.

3. Meda Purchase Price

Upon consummation of the acquisition of Meda, Meda shareholders who tendered their shares received a combination of cash and Mylan Shares. Each Meda shareholder received:

•	in respect of 80 percent of the number of Meda shares tendered by such shareholder, 165kr in cash per Meda share; and

•	in respect of the remaining 20 percent of the number of Meda shares tendered by such shareholder, 0.386 Mylan Shares per Meda share because the volume-weighted average sale price per Mylan Share on the NASDAQ Global Select Stock Market for the 20 consecutive trading days ending on July 29, 2016 was $45.34, which was greater than $30.78 and less than $50.74.

As of July 29, 2016, approximately 6 percent of Meda shareholders had not tendered their shares through the Offer. The non-tendered shares will be acquired through a compulsory acquisition proceeding, in accordance with the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)), with advance title to such non-tendered shares expected to be acquired over the next six to twelve months. For purposes of the unaudited pro forma financial information, it is assumed that the non-tendered Meda shares will be acquired within six months of the closing date.

The cash consideration paid in respect of 80 percent of the number of Meda shares tendered by each Meda shareholder is fixed at 165kr per Meda share, converted to USD using the closing SEK/USD exchange rate on August 5, 2016 of 8.5668 (as quoted by Bloomberg).

Number of Meda shares outstanding (in millions) (a)	365.5
Percentage of Meda shareholders tendered (b)	94%

Number of Meda shares tendered (in millions) (c)=(a)*(b)	342.6
Equity exchange ratio (d)	0.386
Mylan equity consideration (e)	20%

Number of Mylan Shares issued with the transaction (in millions) (f)=(c)*(d)*(e)	26.4

Multiplied by Mylan Share closing price on August 5, 2016 (g)	$48.46

Fair value of shares transferred (in millions) (h)=(f)*(g)	$1,281.7

Number of Meda shares tendered (c)=(a)*(b)	342.6
Cash consideration per each Meda share acquired (in millions) (i)	$19.26
Mylan cash consideration (j)	80%

Total cash consideration for shares tendered (in millions) (k)=(c)*(i)*(j)	$5,278.6

Fair value of total consideration transferred (in millions) (l)=(h)+(k)	$6,560.3

Number of non-tendered Meda shares to be acquired in the compulsory acquisition (in millions) (m)=(a)-(c)	22.9
Estimated cash consideration per each Meda share to be acquired in the compulsory acquisition (n)	$18.83

Fair value of non-tendered shares (in millions) (o)=(m)*(n)	$431.0

Goodwill (in millions)	$2,613.2

In connection with the compulsory acquisition, it has been assumed that the fair value of the non-tendered shares would be approximately 161kr per share at settlement, which is the price per share that Mylan believes it is required to pay for the non-tendered Meda shares in the compulsory acquisition proceeding. This amount has been converted to USD using the closing SEK/USD exchange rate on August 5, 2016 of 8.5668 (as quoted by Bloomberg). The non-tendered shares will be purchased with all cash. For purposes of the unaudited pro forma financial information, it is assumed that the non-tendered Meda shares will be acquired within six months of the closing date and will accrue interest as required by the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)), and therefore are considered to be a current liability on the Unaudited Pro Forma Condensed Combined Balance Sheet.

For each 1 SEK change in the final per share purchase price of the non-tendered shares in the compulsory acquisition proceeding, using the closing SEK/USD exchange rate on August 5, 2016 of 8.5668 (as quoted by Bloomberg), the fair value of the non-tendered shares could change by approximately $3 million.

4. Meda Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The unaudited pro forma financial information has been prepared using the unaudited consolidated financial statements of Meda for the six months ended June 30, 2016 and the related notes thereto included in this Current Report on Form 8-K/A, as well as assumptions made by Mylan. Adjustments included in the unaudited pro forma condensed combined balance sheet are represented by the following:

	Note	Amount
(in millions)
Purchase consideration
Fair value of total consideration transferred	3	$6,560.3
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Meda’s net assets	4b	2,449.6
Elimination of Meda’s historical goodwill	4g	(3,072.0)

Net liabilities to be assumed		(622.4)
Preliminary estimate of fair value adjustment of net assets acquired
Inventories	4d	104.1
Intangible assets, net	4f	6,147.2
Fair value of long-term debt	4i	(0.7)
Deferred income tax liability	4j	(1,250.1)

Fair value adjustment, net		5,000.5
Fair value of non-tendered shares	3	(431.0)

Goodwill	4g	$2,613.2

a.	Reflects the nominal value of €0.01 per Mylan Share related to approximately 26.4 million shares issued, the remaining share-based consideration was recorded as additional paid-in capital of the Unaudited Pro Forma Condensed Combined Balance Sheet.

b.	Reflects the elimination of Meda’s shareholder’s equity as of June 30, 2016.

c.	Reflects the recognition of approximately $273.1 million in total transaction costs incurred and expected to be incurred. Of that total, approximately $219.8 million of transaction costs are incurred and expected to be incurred by Mylan and approximately $53.3 million are incurred and expected to be incurred by Meda. Of these costs, approximately $146.8 million and $17.5 million was included in Mylan and Meda’s historical condensed consolidated statement of operations and consolidated income statement, respectively, for the six months ended June 30, 2016. The remaining $108.8 million is expected to be incurred in conjunction with the transaction. The remaining transaction costs have been recorded as a reduction to cash and retained earnings solely for the purposes of this presentation. There will be no continuing impact of these transaction costs on the consolidated results of operations of the Combined Company and, as such, these fees are not included in the unaudited pro forma condensed combined statements of operations.

d.	Represents the estimated adjustment of approximately $104.1 million to step-up inventory to fair value. The estimated step-up in inventory is preliminary and is subject to change based upon the final determination of the fair values of finished goods and work-in-process inventories. Mylan will reflect the fair value adjustment of the inventory of Meda in cost of goods sold as the acquired inventory is sold, which for purposes of the unaudited pro forma condensed combined statements of operations is assumed to occur within the first year after closing.

e.	The estimated fair value allocated to Meda’s historical property, plant and equipment in the unaudited pro forma condensed combined balance sheet as of June 30, 2016 is based upon a preliminary assumption that the estimated fair value approximates the net book value. Changes in the estimated fair values are expected based on valuation studies and other analyses which have not been performed to date. This estimate is preliminary and subject to change. Accordingly, for the purposes of the unaudited pro forma financial information, Mylan believes, to the best of its knowledge, that the current net book value of Meda’s property, plant and equipment represent the best estimate of fair value.

Based on estimated useful lives averaging approximately 25 years for buildings, for each $50 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $2.0 million.

Based on estimated useful lives averaging approximately 10 years for equipment, for each $30 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $3.0 million.

f.	Reflects the net fair value adjustment for identifiable intangible assets of $6.1 billion. The fair value adjustment for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. The preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identified intangible assets may differ materially from this preliminary determination.

The fair value adjustment estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year (including net revenues, cost of sales, development costs, selling, administrative and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors. The underlying assumptions used to prepare the discounted cash flow analysis may change. For these and other reasons, actual results may vary significantly from estimated results.

g.	Reflects the elimination of the historical goodwill amount and the recognition of estimated goodwill related to the acquisition of Meda. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed and finalization of the purchase price allocation. The estimated goodwill calculation is preliminary and is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

h.	Represents change in control accruals related to certain Meda employees.

i.	Reflects an adjustment to the fair value of Meda’s long-term debt.

j.	Reflects the deferred income tax liability adjustment of $1.3 billion resulting from fair value adjustments for inventory, identifiable intangible assets and long-term debt acquired. This estimate was determined based on the excess book basis over the tax basis using a 20 percent weighted average statutory tax rate. The total effective tax rate of Mylan could be significantly different depending on the post-closing geographical mix of income and other factors. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Mylan’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed.

5. EPD Business Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statement of operations are represented by the following:

a.	Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the year ended December 31, 2015. The increase in amortization expense is recorded as follows:

			Amortization
(in millions, except for useful lives)	Useful Lives	Fair Value	January 1, 2015 - February 27, 2015
Products rights and licenses	13 years	$4,523.0	$58.0
Contractual rights	2-5 years	320.0	18.8

		$4,843.0	$76.8

Less: Historical amortization expense of the EPD Business			14.5

Amortization expense adjustment			$62.3

b.	Represents the elimination of transaction costs included in the consolidated financial statements of Mylan. An adjustment totaling $86.1 million was reflected in the unaudited pro forma condensed combined statement of operations to eliminate transaction costs incurred by Mylan for the year ended December 31, 2015. There will be no continuing impact of these transaction costs on the consolidated results of operations of the Combined Company, and, as such, these costs are not included in the unaudited pro forma condensed combined statement of operations.

c.	Represents an adjustment to depreciation expense associated with fair value adjustments to the property, plant and equipment for the year ended December 31, 2015.

d.	The pro forma adjustments were tax effected using the applicable statutory tax rate in the jurisdiction to which the adjustments related. The tax rate of Mylan could be significantly different depending on the post-closing geographical mix of income and other factors.

e.	Adjustment to increase Mylan Shares outstanding after the closing of the EPD Transaction. In connection with the closing of the EPD Transaction, subsidiaries of Abbott Laboratories received 110.0 million Mylan Shares as consideration for the transfer of the EPD Business and each issued and outstanding share of Mylan Inc. common stock was converted into the right to receive one Mylan Share. For the year ended December 31, 2015 there is an adjustment of 18.3 million shares. This represents the weighted average impact of the Mylan Shares issued to affect the EPD Transaction. A weighted average is used as the transaction closed on February 27, 2015.

6. Meda Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statements of operations are represented by the following:

a.	Transactions between Mylan and Meda have been eliminated as if Mylan and Meda were consolidated affiliates for the periods presented. Net third party sales and cost of sales of $30.5 million and $42.8 million, for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively, have been eliminated from the unaudited pro forma condensed combined statements of operations.

b.	Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the six months ended June 30, 2016 and the year ended December 31, 2015. The increase in amortization expense is recorded as follows:

			Amortization
(in millions, except for useful lives)	Useful Lives	Fair Value	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Product rights	20 years	$8,600.0	$215.0	$430.0
Less: historical amortization expense of Meda			175.5	360.1

			$39.5	$69.9

c.	Represents an adjustment to cost of goods sold for the amortization expense related to the inventory fair value adjustment of approximately $104.1 million for the year ended December 31, 2015.

d.	Represents the elimination of transaction costs included in the historical financial statements of Mylan and Meda. An adjustment of $164.3 million was reflected in the pro forma condensed combined statements of operations to eliminate transaction costs incurred by Mylan and Meda relating to the transaction for the six months ended June 30, 2016. Approximately $36.1 million of the total transaction costs were reflected in selling, general and administrative, approximately $12.1 million of the total transaction costs were reflected in interest expense and approximately $116.1 million of the total transaction costs were reflected in other expense, net. The transaction costs reflected in the other expense, net, line item included approximately $84.2 million of unrealized mark-to-market losses related to the Mylan’s SEK non-designated foreign currency contracts and the write off of approximately $30.2 million of financing fees related to the termination of the Bridge Credit Agreement.

e.	Amortization of the fair value adjustment on the long-term debt assumed in connection with the acquisition of Meda was immaterial for the six months ended June 30, 2016 and the year ended December 31, 2015 using a three year amortization period.

f.	To record interest expense paid related to the compulsory acquisition proceeding. Under the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)), the non-tendered shareholders are entitled to receive interest in addition to the cash consideration for the shares equal to the Swedish reference rate plus 2 percent. For pro formas purposes, a 1.5 percent annual interest rate was assumed for a six month period of time.

g.	Adjustment to tax effect the pro forma adjustments. A weighted average statutory tax rate of 20 percent was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the acquisition of Meda could be significantly different depending on the post-closing geographical mix of income and other factors.

h.	Adjustment to increase Mylan Shares outstanding after completion of the acquisition of Meda. Under the terms of the Offer, Meda shareholders that tendered received a combination of cash and Mylan Shares. Refer to Note 3 for the computation of Mylan Shares issued in connection with the acquisition of Meda.

7. Financing Adjustments

Upon settlement of the Offer on August 5, 2016, Meda became a controlled subsidiary of Mylan. As described in Mylan’s Registration Statement on Form S-4 (File No. 333-210696) declared effective on June 16, 2016, Meda is party to certain debt obligations, all of which remained outstanding following the settlement of the Offer. As of June 30, 2016, approximately SEK 28.35 billion aggregate principal amount of Meda’s outstanding debt obligations and committed bank facilities contained change of control provisions that were triggered upon settlement of the Offer. On August 30, 2016, Meda entered into an amendment to its Facilities Agreement with the agent (Danske Bank A/S), which, among other things, waived any put rights arising thereunder in connection with the acquisition of Meda. Mylan anticipates that it will have sufficient liquidity to repurchase, repay or refinance any remaining debt obligations to the extent required.

a.	In connection with the Offer, on February 10, 2016, Mylan entered into the bridge credit agreement, among Mylan, as borrower, Mylan Inc., as guarantor, Deutsche Bank AG Cayman Islands Branch, as administrative agent and a lender, Goldman Sachs Bank USA, as a lender, Goldman Sachs Lending Partners LLC, as a lender, and other lenders party thereto from time to time (the “Bridge Credit Agreement”).

Mylan incurred approximately $45.2 million in financing related fees in conjunction with the Bridge Credit Facility.

On June 9, 2016, Mylan completed a private placement of $6.5 billion aggregate principal amount of senior notes, comprised of $1.0 billion aggregate principal amount of 2.50 percent senior notes due 2019 at an issue price of 99.888 percent, $2.25 billion aggregate principal amount of 3.15 percent senior notes due 2021 at an issue price of 99.884 percent, $2.25 billion aggregate principal amount of 3.95 percent senior notes due 2026 at an issue price of 99.231 percent and $1.0 billion aggregate principal amount of 5.25 percent senior notes due 2046 at an issue price of 99.984 percent (the “June 2016 Senior Notes”). The net proceeds from the offering of the June 2016 Senior Notes were used or will be used to (1) finance the cash portion of the consideration for the Offer and the compulsory acquisition, (2) repay, prepay, redeem or otherwise refinance the indebtedness of Mylan or any of its subsidiaries (including that of Meda and its subsidiaries) (the “Refinancing”) and (3) pay the costs associated with the Offer and the Refinancing, including non-periodic fees, costs and expenses, stamp registration and other taxes. On June 9, 2016, in accordance with the terms of the Bridge Credit Agreement, the commitments under the Bridge Credit Agreement were permanently terminated in their entirety in connection with the completion of the offering of the June 2016 Senior Notes.

The net proceeds from the offering of the June 2016 Senior Notes were approximately $6.4 billion. Mylan may elect to enter into interest rate swaps to convert some or all of the June 2016 Senior Notes to a variable rate; however, the adjustment to interest expense in the unaudited pro forma condensed combined statements of operations reflects the assumption of the fixed coupon rates of interest combined with the amortization of discounts and deferred financing fees for the periods presented.

Mylan incurred approximately $45.0 million in financing related fees and discounts of approximately $21.2 million in conjunction with the June 2016 Senior Notes.

b.	A weighted average statutory tax rate of 20 percent was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the acquisition of Meda could be significantly different depending on the post-closing geographical mix of income and other factors.

8. IFRS to U.S. GAAP Adjustments

Meda’s consolidated financial statements were prepared in accordance with IFRS as issued by the IASB with all amounts presented in Swedish kronor, which differs in certain respects from U.S. GAAP. The following adjustments have been made to convert Meda’s historical balance sheet as of June 30, 2016 and income statement for the six months ended June 30, 2016 and the year ended December 31, 2015 to U.S. GAAP for purposes of the pro forma presentation.

a.	Actuarial gains and losses recognized in other comprehensive income under IFRS are recorded in profit and loss under U.S. GAAP. The adjustment is presented in the unaudited pro forma condensed combined statements of operations. A weighted average statutory tax rate of 20 percent was applied to this adjustment. The total effective tax rate of Mylan after completion of the acquisition of Meda could be significantly different depending on the post-closing geographical mix of income and other factors.

b.	Represents differences regarding the tax effects of intercompany transfer of inventory under IFRS to conform to U.S. GAAP. Under IFRS taxes paid on intercompany transfers of inventory are recognized as tax expense as incurred. Additionally, IFRS requires the recognition of deferred taxes on temporary differences between the tax basis of assets transferred. Under U.S. GAAP taxes paid on intercompany transfers are deferred as a prepaid asset until the underlying asset is consumed or is sold to an unrelated party.

9. Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information of Mylan after giving effect to the acquisition of the EPD Business and the acquisition of Meda. You should read this information in conjunction with Mylan’s unaudited condensed consolidated financial statements of Mylan for the six months ended June 30, 2016 included in Mylan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and the consolidated financial statements of Mylan for the year ended December 31, 2015 included in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2015; and the consolidated financial statements of Meda for the six months ended June 30, 2016 and the year ended December 31, 2015 included in this Current Report on Form 8-K/A as Exhibit 99.1 and Exhibit 99.2, respectively.

	Six Months Ended June 30, 2016		Year Ended December 31, 2015
(in millions, except per share amounts)	Historical	Pro Forma	Historical	Pro Forma
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.37	$0.47	$1.80	$1.29

Diluted	$0.36	$0.46	$1.70	$1.23

Weighted average ordinary shares outstanding:
Basic	497.1	523.5	472.2	516.9

Diluted	509.6	536.0	497.4	542.1